United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

AMENDMENT NO.1

to

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 20, 2007

ALLOY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-26023	04-3310676
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

151 West 26th Street, 11th Floor

New York, NY 10001

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 244-4307

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This Amendment No. 1 to Current Report on Form 8-K amends the Current Report on Form 8-K previously filed by Alloy, Inc. (“Alloy” or the “Company”) with the Securities and Exchange Commission (“SEC”) on April 26, 2007 to report the Channel One acquisition under Item 2.01 of the Form 8-K rather than under Item 8.01 and to report certain matters under Items 8.01 and 9.01. This Amendment No. 1 does not amend the information set forth in the Form 8-K filed on April 26, 2007 with respect to the acquisition by Alloy of Frontline Marketing, Inc.

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

The discussion below under Item 2.01 with respect to the Channel One acquisition is incorporated herein by reference.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

As previously disclosed, on April 20, 2007, PRIMEDIA, Inc., a Delaware corporation (“PRIMEDIA”), Channel One Communications Corporation, a Delaware corporation and wholly-owned subsidiary of PRIMEDIA (“Channel One”), and Alloy C1 Acquisition, LLC, a Delaware limited liability company and wholly-owned subsidiary of Alloy, Inc. entered into and closed an asset purchase agreement (the “Channel One Asset Purchase Agreement”), pursuant to which Alloy acquired the operating assets of Channel One from PRIMEDIA. Pursuant to the Channel One Asset Purchase Agreement, Alloy received $8.6 million of working capital (of which $5.0 million was in cash) from PRIMEDIA, in exchange for assuming approximately $8.6 million of existing and future liabilities of Channel One. The $8.6 million working capital payment made by PRIMEDIA to the Company represented PRIMEDIA’s estimate of the costs that PRIMEDIA would have incurred, at the time of the transaction, in connection with causing Channel One to cease all operations and extinguish all liabilities related to such operations. Accordingly, the Company did not expend any cash to acquire Channel One, as the value of the net assets that were acquired approximated $0.

Channel One produces and provides ten minutes of programming and two minutes of commercial advertisements each school day to over 10,000 middle and high schools across the country. Channel One distributes the programming and commercials via satellite to the individual schools. The assets that were acquired include the receivers, televisions and related equipment that are in each of the schools.

A copy of Alloy’s press release relating to this event was attached as Exhibit 99.2 to Alloy’s Current Report on Form 8-K that was filed with the SEC on April 26, 2007.

ITEM 8.01	OTHER EVENTS

At the time Alloy filed the above-referenced Form 8-K regarding the Channel One acquisition, Alloy believed that the acquisition of the operating assets of Channel One did not constitute the acquisition of a “business”, as that term is defined in Rule 11-01(d) of Regulation S-X. The SEC has disagreed with Alloy’s determination. As a result, since a business was deemed to be acquired, and the business qualifies as “significant” under the tests set forth in Rules 3-05 and 1-02(w) of Regulation S-X, audited financial statements for Channel One are required by Rule 3-05 of Regulation S-X and pro forma financial statements reflecting the acquisition are required by Article 11 of Regulation S-X. Alloy sought a waiver from the SEC of these financial statement filing requirements citing several reasons, including that no audited financial statements for the acquired assets of Channel One had been prepared or were available, and that it would be impossible for Alloy to provide those financial statements given the lack of financial information regarding Channel One as a separate business that would be necessary to prepare the financial statements. Alloy’s request for this waiver was not granted by the SEC. The SEC has informed Alloy that until it files audited financial statements for Channel One as required under Rule 3-05 of Regulation S-X and the pro forma financial information required under Article 11 of Regulation S-X, the SEC will not declare effective registration statements or post-effective amendments filed by the Company. This restriction does not apply to currently effective registration statements covering employee benefit plans, transactions involving secondary offerings or sales of securities under Rule 144.

At this time, the Company believes that it will submit another waiver request to the SEC after it files its Form 10-K for the fiscal year ending January 31, 2008, which will include the Channel One operations.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements of Businesses Acquired.

Alloy is currently unable to provide audited financial statements required by Item 9.01 of Form 8-K with respect to the acquired assets of Channel One because Alloy does not have access to such financial statements, despite having devoted substantial efforts to obtain them. Alloy’s current understanding and belief is that separate financial statements for Channel One that would meet the requirements of the Form 8-K do not exist. Alloy intends to include financial information related to Channel One in its Annual Report on Form 10-K for the fiscal year ending January 31, 2008.

(b) Pro Forma Financial Information.

Alloy intends to file, to the extent possible, pro forma financial information required by this item in its Annual Report on Form 10-K for the fiscal year ending January 31, 2008.

(d)	Exhibits

2.1	Asset Purchase Agreement by and among Alloy, Inc., PRIMEDIA, Inc., Channel One Communications Corporation, and Alloy C1 Acquisition, LLC, dated as of April 20, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLOY, INC.

Date: August 6, 2007	/s/ Matthew C. Diamond
Matthew C. Diamond Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
2.1	Asset Purchase Agreement by and among Alloy, Inc., PRIMEDIA, Inc., Channel One Communications Corporation, and Alloy C1 Acquisition, LLC, dated as of April 20, 2007.